EXHIBIT 99.1

     AptarGroup Reports Record Fourth Quarter and Annual Results;
                         Announces Acquisition

    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Feb. 9, 2005--AptarGroup, Inc. (NYSE:ATR) today reported record sales and net income for the fourth quarter and year 2004. The Company also announced an agreement to acquire a Swiss company that owns proprietary dispensing packaging technology.

    FOURTH QUARTER RESULTS

    For the quarter ended December 31, 2004, sales increased 23 percent to a record $343.3 million from $280.1 million in the prior year. Approximately $7 million of the increase in sales relates to custom tooling sales. Sales excluding changes in foreign currency exchange rates increased approximately 16 percent from the prior year. Net income increased to a fourth quarter record of $24.0 million from $20.0 million a year ago. Diluted earnings per share increased 20 percent to $.65 per share from $.54 per share in the prior year.

    ANNUAL RESULTS

    For the year ended December 31, 2004, sales increased 16 percent to a record $1.3 billion from $1.1 billion in the prior year. Approximately $26 million of the increase relates to custom tooling sales. Sales excluding changes in foreign currency exchange rates increased approximately nine percent from the prior year. Net income for the year increased to a record $93.3 million from $79.7 million a year ago. Diluted earnings per share increased 16 percent to $2.51 per share from $2.16 per share in the prior year.

    MANAGEMENT COMMENT

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "We are delighted to report that higher unit volumes across all of the markets we serve led to another quarter of record results. Also, the weaker U.S. dollar contributed to the increase in sales. Demand for our dispensing systems was particularly strong from the food, pharmaceutical and fragrance/cosmetic markets. The increase in unit volumes and a favorable mix of sales more than offset the adverse impacts of the weaker dollar on imports to the U.S., increased costs of materials and continued price competition, and resulted in a 20 percent increase in net income for the quarter."
    Reflecting on the year, Siebel said "The year 2004 was one of our most successful years and marked our 39th consecutive year of increased sales. The broad-based demand for our products and the strength of the markets we serve resulted in another year of record sales and profits despite the challenges of competition, increased costs of materials and higher audit fees. During 2004, we demonstrated our commitment to improving shareholder returns by doubling our dividend and being more aggressive on our share repurchase activities. Our balance sheet continues to be strong and we are well-positioned to take advantage of strategic opportunities in the future."

    BUSINESS SEGMENT PERFORMANCE

    For the quarter, sales of the Dispensing Systems segment increased 26 percent to $292.0 million from $231.7 million in the prior year. The increase is due to increased sales (including custom tooling) to all markets and changes in exchange rates. For the year, sales increased 18 percent to $1.1 billion from $928.9 million in the prior year. Fourth quarter Dispensing Systems segment income (income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items) increased to $38.7 million from $31.0 million in the prior year. For the year, segment income increased to $142.6 million from $125.9 million in the prior year.
    For the quarter, sales of the SeaquistPerfect segment increased seven percent to $54.1 million from $50.7 million in the prior year. The increase is primarily due to the weaker U.S. dollar and increased sales to the personal care market. For the year, sales increased 10 percent to $213.9 million from $193.8 million in the prior year. Fourth quarter SeaquistPerfect segment income increased to $3.7 million from $2.0 million a year ago. For the year, segment income increased to $18.1 million from $15.5 million in the prior year.

    ACQUISITION

    AptarGroup also announced that it has entered into an agreement to acquire, subject to certain government approvals and other customary closing conditions, EP Spray System SA, a company in Switzerland that manufactures aerosol valves with bag-on-valve technology. This technology physically separates the propellant from the product to be dispensed. It offers improved integrity of the product content, prevents expulsion of the propellant into the atmosphere and allows spraying of the product in any position. The purchase price was equivalent to approximately $29 million. EP Spray's sales for calendar 2004 were approximately $15 million. Commenting on the acquisition, Siebel said, "This acquisition broadens our product offerings and positions us better to serve this growing niche within the aerosol valve market".

    OUTLOOK

    Siebel commented, "Based upon current information, we expect sales in the first quarter of 2005 to be moderately above last year's level and we anticipate that diluted earnings per share for the first quarter of 2005 will be in the range of $.58 to $.63 compared to $.57 per share in the prior year."

    OPEN CONFERENCE CALL

    There will be a conference call on Thursday, February 10, 2005 at 8:00 a.m. CST to discuss the Company's fourth quarter and annual results for 2004. The call will last approximately one hour and feature remarks by Carl A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.

    The following Condensed Consolidated Financial Statements are unaudited.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME


                        THREE MONTHS ENDED           YEAR ENDED
                           DECEMBER 31,             DECEMBER 31,
                     ------------------------ ------------------------
                        2004        2003         2004        2003
                     ------------------------ ------------------------

Net Sales               $343,268    $280,143   $1,296,608  $1,114,689
Cost of Sales
 (exclusive of
 depreciation
 shown below)            230,665     185,391      866,865     732,038
Selling, Research &
 Development and
 Administrative           52,341      42,932      194,366     171,604
Depreciation and
 Other Amortization       23,814      22,065       94,493      85,851
Acquired Research &
 Development Charge            -           -            -       1,250
                     ------------------------ ------------------------
Operating Income          36,448      29,755      140,884     123,946
Other Income/
 (Expense):
  Interest Expense        (2,494)     (2,600)     (10,012)     (9,846)
  Interest Income          1,343         968        4,255       2,945
  Equity in Results
   of Affiliates             406         401        1,323         928
  Minority Interests        (112)          5         (383)       (250)
  Miscellaneous, net         (17)       (533)       1,110        (453)
                     ------------------------ ------------------------
Income before Income
 Taxes                    35,574      27,996      137,177     117,270
Provision for Income
 Taxes                    11,561       7,979       43,890      37,591
                     ------------------------ ------------------------
Net Income (1)           $24,013     $20,017      $93,287     $79,679
                     ======================== ========================

Net Income per Share
 - Basic                   $0.67       $0.55        $2.58       $2.21
                     ======================== ========================
Net Income per Share
 - Diluted                 $0.65       $0.54        $2.51       $2.16
                     ======================== ========================

Average Number of
 Shares - Basic           35,754      36,298       36,196      36,119
Average Number of
 Shares - Diluted         36,940      37,210       37,157      36,901


Note to Condensed Consolidated Financial Statements:

(1) For the year ended December 31, 2003, net income includes a charge of $1,250 related to Acquired Research & Development less a tax benefit of $413.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS


                                         December 31,   December 31,
                                              2004           2003
ASSETS

Cash and Equivalents                          $170,368       $164,982
Receivables, net                               266,894        231,976
Inventories                                    189,349        165,207
Other Current Assets                            34,618         40,289
                                         -------------- --------------
  Total Current Assets                         661,229        602,454
Net Property, Plant and Equipment              534,762        483,431
Goodwill, net                                  140,239        136,660
Other Assets                                    37,796         41,798
                                         -------------- --------------
Total Assets                                $1,374,026     $1,264,343
                                         ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                         $63,292        $96,710
Accounts Payable and Accrued Liabilities       213,569        186,510
                                         -------------- --------------
  Total Current Liabilities                    276,861        283,220
Long-Term Obligations                          142,581        125,196
Deferred Liabilities                            81,387         72,876
                                         -------------- --------------
Total Liabilities                              500,829        481,292
Stockholders' Equity                           873,197        783,051
                                         -------------- --------------
Total Liabilities and Stockholders'
 Equity                                     $1,374,026     $1,264,343
                                         ============== ==============


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION


                       THREE MONTHS ENDED            YEAR ENDED
                           DECEMBER 31,              DECEMBER 31,
                     ------------------------ ------------------------

                        2004        2003         2004        2003
                     ------------------------ ------------------------
NET SALES

Dispensing Systems      $292,023    $231,714   $1,092,412    $928,887
SeaquistPerfect           54,108      50,718      213,947     193,813
Intersegment
 Eliminations             (2,863)     (2,289)      (9,751)     (8,011)
                     ------------------------ ------------------------
Total Net Sales         $343,268    $280,143   $1,296,608  $1,114,689
                     ======================== ========================


SEGMENT INCOME (1)

Dispensing Systems       $38,656     $30,985     $142,622    $125,911
SeaquistPerfect            3,721       2,017       18,089      15,482
Corporate Expenses
 and Other                (5,652)     (3,374)     (17,777)    (15,972)
Acquired Research &
 Development Charge            -           -            -      (1,250)
                     ------------------------ ------------------------
Income before
 Interest and Taxes       36,725      29,628      142,934     124,171
Less: Interest
 Expense, Net              1,151       1,632        5,757       6,901
                     ------------------------ ------------------------
Income before Income
 Taxes                   $35,574     $27,996     $137,177    $117,270
                     ======================== ========================


Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items.


    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424